BRITISH COLUMBIA
ALBERTA
ONTARIO
QUEBEC

FORM 51-102F3
MATERIAL CHANGE REPORT

Item 1.	Reporting Issuer

Aurora Cannabis Inc. (the "Company")
1500 – 1199 West Hastings Street
Vancouver, BC V6E 3T5
Telephone: (604) 362-5207

Item 2.	Date of Material Change

July 18, 2017

Item 3.	News Release

A news release issued on July 18, 2017 at Vancouver, British Columbia relating to the material change described herein was disseminated through Canada Newswire.

Item 4.	Summary of Material Change

Aurora Cannabis Inc. (the “Company” or “Aurora”) and Melbourne based Cann Group Limited (“Cann”) Execute Technical Services Agreement.

Full Description of Material Change

Aurora and Cann Group have entered into a technical services agreement. This agreement covers the period until the end of 2022, will facilitate an exchange of information and support across areas including the cultivation and processing of medical cannabis; extraction and manufacturing technology; and analysis of cannabis extracts.

Item 5.	Full Description of Material Change

See attached press release.

Item 6.	Reliance on subsection 7.1(2) or (3) of National Instrument 51-102

Not applicable.

Item 7.	Omitted Information

None

Item 8.	Senior Officers

The following senior officers of the Issuer are knowledgeable about the material change and may be contacted by the Commission at the address and telephone number:

Cam Battley, Senior Vice President
Phone: (905) 878-5525
Mobile: (905) 864-5525
Email: cam@auroramj.com

Nilda Rivera, Corporate Secretary
Mobile: (604) 362-5207
Email: nilda@auroramj.com

Terry Booth, Chief Executive Officer
Mobile: (780) 722 - 8889
Email: terry@auroramj.com

Item 9.	Date of Report

DATED July 18, 2017.

July 18, 2017	TSXV: ACB

Aurora and Cann Group Execute Technical Services Agreement

Vancouver, BC & Melbourne, Australia – July 18, 2017 – Aurora Cannabis Inc. (the “Company” or “Aurora”) (TSXV: ACB) (OTCQX: ACBFF) (Frankfurt: 21P; WKN: A1C4WM) and Melbourne based Cann Group Limited (“Cann”) (ASX: Can), today announced that the companies have entered into a technical services agreement.

The agreement, which covers the period until the end of 2022, will facilitate an exchange of information and support across areas including the cultivation and processing of medical cannabis; extraction and manufacturing technology; and analysis of cannabis extracts.

Aurora is Canada’s second largest publicly listed medical cannabis producer and the first Canadian company to establish purpose built cultivation facilities. Aurora is a 19.9% shareholder of Cann, having taken a cornerstone position at Cann’s initial public offering in May of this year.

The agreement was executed at Aurora’s state of the art production facility in Mountain View County, where Aurora management hosted a visit of the Cann Board of Directors.

Cann Chairman Allan McCallum said the agreement with Aurora will provide critical technical support as Cann proceeds with the expansion of its research and development and cultivation facilities in Melbourne. “Aurora’s experience and technical know-how are recognized around the world as industry-leading. Cann is at the forefront of Australia’s fledgling medical cannabis industry and is committed to adopting industry best-practices across all of our operations, said Allan McCallum, Chairman of Cann. “This agreement will facilitate close co-operation and valuable technical support as we continue to develop our business in the Australian market. The agreement with Aurora strengthens our R&D programs, cultivation, manufacturing and service to patients, and we believe will help us build strong brand equity in the Australian market.”

Cann CEO Peter Crock added, “To position ourselves as one of the significant players in the Australian market, we are completing the expansion of our southern facility, as well as expect to commission a larger capacity northern facility by the end of this year. Aurora is incorporating industry leading technology in the world’s most advanced new facility now under construction in Edmonton, and we will benefit greatly from a regular exchange of information, including reciprocal visits of key personnel.”

“This agreement with Cann is a key element in executing on our international expansion strategy,” said Terry Booth, CEO. “By transferring important operational know-how to Cann, our intention is to support not only the development of one of the leading players in this market, but also to accelerate the development of the broader Australian medical cannabis sector.”

The visit of Cann’s Board coincided with a visit to Canada by Victorian Agriculture Minister Jaala Pulford, who met with Aurora management and inspected the company’s facilities.

Allan McCallum said it was pleasing that the Minister was investing the time and effort to visit facilities and meet with industry leaders in other parts of the world. “It is important that Australia learns from the experience gained in countries where the industry has been established for some time and adopts high standards and best practices.”

About Cann Group

Cann Group is building a world-class business focused on breeding, cultivating and manufacturing medical cannabis for sale and use within Australia. The company has established research and cultivation facilities in Melbourne and is striving to provide access to medical cannabis for Australian patients. Cann Group has executed collaboration agreements that will enable it to establish a leading position in plant genetics, breeding, extraction, analysis and production techniques required to facilitate the supply of medical cannabis for a range of diseases and medical conditions.

Cann was issued with Australia’s first medical cannabis research licence in February 2017, in addition to Australia’s first medical cannabis cultivation licence in March 2017. The company has also been issued with permits that facilitate the establishment of breeding plants for propagation purposes; a research program being undertaken with CSIRO to develop unique cannabis extracts; and the supply of plant material for manufacturing into medical cannabis products for patient use. The first plants being cultivated by Cann are expected to be harvested in August 2017.

About Aurora

Aurora’s wholly-owned subsidiary, Aurora Cannabis Enterprises Inc., is a licensed producer of medical cannabis pursuant to Health Canada’s Access to Cannabis for Medical Purposes Regulations (“ACMPR”). The Company operates a 55,200 square foot, state-of-the-art production facility in Mountain View County, Alberta, and is currently constructing a second 800,000 square foot production facility, known as “Aurora Sky”, at the Edmonton International Airport, and has acquired, and is undertaking completion of, a third 40,000 square foot production facility in Pointe-Claire, Quebec, on Montreal’s West Island. In addition, the company is the cornerstone investor with a 19.9% stake in Cann Group Limited, the first Australian company licensed to conduct research on and cultivate medical cannabis, as well as owns Pedanios, a leading wholesale importer, exporter, and distributor of medical cannabis in the European Union ("EU"), based in Germany. Aurora’s common shares trade on the TSX-V under the symbol “ACB”.

On behalf of the Board of Directors,
AURORA CANNABIS INC.
Terry Booth, CEO

This news release includes statements containing certain "forward-looking information" within the meaning of applicable securities law (“forward-looking statements”). Forward-looking statements are frequently characterized by words such as "plan", "continue", "expect", "project", "intend", "believe", "anticipate", "estimate", "may", "will", "potential", "proposed" and other similar words, or statements that certain events or conditions "may" or "will" occur. These statements are only predictions. Various assumptions were used in drawing the conclusions or making the projections contained in the forward- looking statements throughout this news release. Forward-looking statements are based on the opinions and estimates of management at the date the statements are made, and are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those projected in the forward-looking statements. The Company is under no obligation, and expressly disclaims any intention or obligation, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by applicable law.

The TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

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Further information:

For Aurora Cannabis Inc.

Cam Battley	Marc Lakmaaker
Executive Vice President	NATIONAL Equicom
+1.905.864.5525	mlakmaaker@national.ca
cam@auroramj.com	+1.416.848.1397
www.auroramj.com

For Cann Group

For further information please contact:
Peter Crock	Matthew Wright
Cann Group Limited	NWR Communications
+61 (0) 3 9095 7088	+61 (0) 451 896 420
contact@canngrouplimited.com	matt@nwrcommunications.com.au